Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
Fixed Charges and Preferred Stock Dividend Requirements
(in thousands, except for ratios)
Ratio of Earnings to Fixed Charges

	Three Months Ended
	March 31,	Year Ended December 31,
	2006	2005	2004	2003	2002	2001
Income (loss) before income taxes	$31,449	$(59,011)	$(93,666)	$(81,038)	$(45,235)	$(34,185)
Add: fixed charges	3,155	13,263	13,433	10,743	6,576	4,450
Less: capitalized interest	—	—	—	(832)	(765)	—

Earnings, as defined	$34,604	$(45,748)	$(80,233)	$(71,127)	$(39,424)	$(29,735)

Interest expense	2,622	10,679	9,885	5,360	1,011	500
Capitalized interest	—	—	—	832	765	—
Estimated interest portion of rental expense	533	2,584	3,548	4,551	4,800	3,950

Fixed charges	$3,155	$13,263	$13,433	$10,743	$6,576	$4,450

Excess (deficiency) of earnings to fixed charges	$31,449	$(59,011)	$(93,666)	$(81,870)	$(46,000)	$(34,185)

Ratio of earnings to fixed charges	11.0	N/A	N/A	N/A	N/A	N/A
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements

	Three Months Ended
	March 31,	Year Ended December 31,
	2006	2005	2004	2003	2002	2001
Earnings, as defined (from above)	$34,604	$(45,748)	$(80,233)	$(71,127)	$(39,424)	$(29,735)
Preferred stock dividend requirements	—	4	100	230	702	785

Earnings, as defined	$34,604	$(45,744)	$(80,133)	$(70,897)	$(38,722)	$(28,950)

Fixed charges (from above)	$3,155	$13,263	$13,433	$10,743	$6,576	$4,450
Preferred stock dividend requirements	—	4	100	230	702	785

Combined fixed charges and preferred stock dividend requirements	$3,155	$13,267	$13,533	$10,973	$7,278	$5,235

Excess (deficiency) of earnings to combined fixed charges and preferred stock dividend requirements	$31,449	$(59,011)	$(93,666)	$(81,870)	$(46,000)	$(34,185)

Ratio of earnings to combined fixed charges and preferred stock dividend requirements	11.0	N/A	N/A	N/A	N/A	N/A
     For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness, including amortization of debt issuance costs, and estimated interest within rental expense. The ratio of earnings to combined fixed charges and preferred stock dividend requirements includes the tax adjusted deemed dividend to preferred stockholders.